n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Second Quarter 2021 Financial Results;
Maintains Full Year 2021 Adjusted EPS Financial Guidance

•Reports 2Q21 earnings per diluted common share of $4.55 on a GAAP basis, $6.89 on an Adjusted basis; reports YTD 2021 EPS of $10.94 on a GAAP basis, $14.56 on an Adjusted basis
•Updates FY 2021 EPS guidance to a range of $24.97 to $25.47 on a GAAP basis, maintains $21.25 to $21.75 on Adjusted basis; while acknowledging the continued heightened uncertainty surrounding the ongoing pandemic
•Reaffirms FY 2021 expected individual Medicare Advantage membership growth range of approximately 425,000 to 475,000 members
•Reflects solid fundamentals in the company's businesses, offset by continued impacts of the COVID-19 pandemic; year-over-year comparisons materially impacted by the significant, temporary deferral of care in 2Q20 amid the pandemic

LOUISVILLE, KY (July 28, 2021) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share for the quarter ended June 30, 2021 (2Q21) versus the quarter ended June 30, 2020 (2Q20) and for the six months ended June 30, 2021 (YTD 2021) versus the six months ended June 30, 2020 (YTD 2020) as noted in the tables below.

Consolidated income before income taxes and equity in earnings (pretax income) In millions	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Generally Accepted Accounting Principles (GAAP)	$738	$2,586	$1,778	$3,303
Amortization associated with identifiable intangibles	15	22	30	43
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	419	(227)	534	70
Transaction and integration costs associated with pending Kindred at Home acquisition	22	—	22	—
Change in fair market value of publicly-traded equity securities	(63)	—	22	—
Adjusted (non-GAAP)	$1,131	$2,381	$2,386	$3,416

Diluted earnings per common share (EPS)	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$4.55	$13.75	$10.94	$17.31
Amortization associated with identifiable intangibles	0.09	0.13	0.18	0.26
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	2.49	(1.32)	3.18	0.40
Transaction and integration costs associated with pending Kindred at Home acquisition	0.13	—	0.13	—
Change in fair market value of publicly-traded equity securities	(0.37)	—	0.13	—
Adjusted (non-GAAP)	$6.89	$12.56	$14.56	$17.97
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“Humana’s fundamentals remain strong, with the core of our business continuing to perform well. We believe our operating discipline in 2021, combined with the depth of our planning for the 2022 Medicare Advantage Annual Election Period, puts us in a strong position for financial growth in 2022,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. "This year, we continue to focus on delivering strong operating performance, while navigating a dynamic environment due to the ongoing COVID-19 pandemic, all while staying true to our commitment to delivering the highest quality healthcare experience for our members and patients."
Summary of Quarterly Results

Both 2Q21 and YTD 2021 results reflect solid fundamentals across all lines of business while the company continues to navigate the impacts of the COVID-19 pandemic. The year-over-year comparisons in GAAP and Adjusted pretax results, on both a quarter and YTD basis, were materially impacted by the significant, temporary deferral of care in 2020 resulting from stay-at-home orders, physical distancing measures, and other restrictions implemented to reduce the spread of COVID-19, as well as the impact of COVID-19 testing and treatment costs on 2Q20 and YTD 2020 results.

The year-over-year changes in GAAP and Adjusted EPS for 2Q21 and YTD 2021 reflect the same factors that impacted the GAAP and Adjusted consolidated pretax results comparisons, as well as the beneficial tax impact of the termination of the health insurance industry fee (HIF) in 2021 and a lower number of shares used to compute EPS, primarily reflective of share repurchases.

Humana’s 2Q21 and YTD 2021 GAAP results of operations were further impacted by put/call valuation adjustments associated with the company's non-consolidating minority interest investments, the change in the fair market value of publicly-traded equity securities (primarily Oak Street Health, Inc.), and transaction and integration costs associated with the pending Kindred at Home acquisition. The put/call valuation adjustments included the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. The impact of these changes have been excluded in the company’s Adjusted (non-GAAP) consolidated results of operations as detailed in the tables above.

The company expects to record a mark to market gain, currently expected to approximate $1 billion, on its existing 40 percent ownership of Kindred at Home. The anticipated gain will be recorded upon closing of the Kindred at Home transaction, which is expected in the third quarter of 2021.

Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.

In addition, below is a summary of key consolidated and segment statistics comparing 2Q21 to 2Q20 and YTD 2021 and YTD 2020.

Humana Inc. Summary of Quarterly Results (dollars in millions, except per share amounts)	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
Consolidated results:
Revenues - GAAP	$20,645	$19,083	$41,313	$38,018
Revenues - Adjusted	$20,582	$19,083	$41,335	$38,018
Pretax income - GAAP	$738	$2,586	$1,778	$3,303
Pretax income - Adjusted	$1,131	$2,381	$2,386	$3,416
Diluted EPS - GAAP	$4.55	$13.75	$10.94	$17.31
Diluted EPS - Adjusted	$6.89	$12.56	$14.56	$17.97
Benefits expense ratio - GAAP	85.8%	76.4%	85.9%	80.7%
Operating cost ratio - GAAP	10.3%	12.4%	10.0%	11.8%
Operating cash flows - GAAP	$360	$3,067	($477)	$3,541
Parent company cash and short term investments	$1,269	$2,452
Debt-to-total capitalization	32.6%	35.1%
Retail segment results:
Revenues - GAAP	$18,545	$16,961	$37,193	$33,723
Benefits expense ratio - GAAP	87.0%	78.3%	87.3%	82.4%
Operating cost ratio - GAAP	8.3%	9.7%	8.0%	9.4%
Segment earnings - GAAP	$836	$1,989	$1,630	$2,674
Segment earnings - Adjusted	$840	$1,993	$1,638	$2,682
Group and Specialty segment results:
Revenues - GAAP	$1,718	$1,835	$3,455	$3,700
Benefits expense ratio - GAAP	82.6%	67.0%	78.6%	73.1%
Operating cost ratio - GAAP	23.9%	23.8%	23.4%	23.4%
Segment earnings - GAAP	$40	$287	$214	$392
Segment earnings - Adjusted	$41	$288	$216	$394
Healthcare Services segment results:
Revenues - GAAP	$7,524	$6,941	$14,722	$14,026
Operating cost ratio - GAAP	95.8%	95.1%	95.9%	95.6%
Segment earnings - GAAP	$311	$317	$580	$567
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (e)	$388	$390	$717	$709

2021 Earnings Guidance

Humana is revising its GAAP EPS guidance range for the year ending December 31, 2021 (FY 2021) to $24.97 to $25.47 from the previous range of $19.62 to $20.12. The revised GAAP EPS guidance reflects the following:

•the YTD 2021 impact of the company's non-consolidating minority interest put/call valuation adjustments,
•the YTD 2021 change in the fair market value of publicly-traded equity securities held by the company,
•estimated impact of transaction and integration costs associated with the pending Kindred at Home acquisition, and

•a mark to market gain, currently expected to approximate $1 billion, associated with the company's existing 40 percent minority ownership of Kindred at Home; the gain will be recorded upon closing of the Kindred at Home transaction, which is anticipated in the third quarter of 2021.

Humana is maintaining its FY 2021 Adjusted EPS guidance range of $21.25 to $21.75, while continuing to acknowledge the heightened uncertainty surrounding the ongoing pandemic as it respects COVID hospitalization trends and the rate at which non-COVID utilization normalizes. The company’s FY 2021 Adjusted EPS guidance assumes a $600 million COVID related headwind that is expected to be largely offset by favorable operating items. In addition, this guidance assumes non-COVID utilization will run 2.5 percent below baseline in the back half of the year, including an assumption of minimal COVID testing and treatment costs for the remainder of the year.

Humana GAAP and Adjusted results for FY 2020 are shown below for comparison.

Additional FY 2021 guidance points are included in the table beginning on page 20 of this earnings release.

Diluted earnings per common share	FY 2021 Guidance (f)	FY 2020 (g)
GAAP	$24.97 to $25.47	$25.31
Amortization of identifiable intangibles	0.39	0.51
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	3.18	0.60
Estimated mark to market gain associated with existing 40 percent minority ownership of Kindred at Home	(7.73)	—
Transaction and integration costs associated with pending Kindred at Home acquisition	0.31	—
Change in fair market value of publicly-traded equity securities	0.13	(4.32)
Receipt of commercial risk corridor receivables previously written off, net	—	(3.35)
Adjusted (non-GAAP) – FY 2021 projected; FY 2020 reported	$21.25 to $21.75	$18.75

Humana Consolidated Highlights
Consolidated revenues

Consolidated revenues	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$20,645	$19,083	$41,313	$38,018
Change in fair market value of publicly-traded equity securities	(63)	—	22	—
Adjusted (non-GAAP)	$20,582	$19,083	$41,335	$38,018
GAAP consolidated revenues for 2Q21 were $20.65 billion, an increase of $1.56 billion, or 8 percent, from $19.08 billion in 2Q20. Total premiums and services revenues of $20.47 billion in 2Q21 increased $1.46 billion, or 8 percent, from $19.01 billion in 2Q20. The favorable year-over-year comparisons were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of Medicare Risk Adjustment (MRA) headwinds resulting from COVID-19 related utilization disruption in 2020.
These increases were partially offset by declining year-over-year stand-alone PDP, group commercial medical, and group Medicare Advantage membership.

GAAP consolidated revenues for YTD 2021 increased $3.30 billion, or 9 percent, to $41.31 billion from $38.02 billion in YTD 2020. Total YTD 2021 premiums and services revenues rose to $41.06 billion, increasing $3.27 billion, or 9 percent, from $37.79 billion in the prior year period. The YTD 2021 increases were primarily driven by the same factors impacting the quarterly comparison, as well as the impact of Medicare sequestration relief (not enacted until 2Q20) in the first quarter of 2021 .
Adjusted consolidated revenues for 2Q21 and YTD 2021 were impacted by the same factors affecting the GAAP comparisons while excluding the impact of the factor detailed in the table above.
Consolidated benefits expense
The 2Q21 and YTD 2021 GAAP consolidated benefit ratios were 85.8 percent and 85.9 percent, respectively, compared to the 2Q20 and YTD 2020 GAAP consolidated benefit ratios of 76.4 percent and 80.7 percent, respectively.

The year-over-year increase in the quarterly and YTD GAAP comparisons reflect the following factors:

•the significant impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts in 2Q20, amid the COVID-19 pandemic,
•the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products, and

•the impact in 2Q21 and YTD 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.

These factors were partially offset by higher favorable prior period medical claims reserve development (Prior Period Development) in 2021 as further described below.

Prior Period Medical Claims Reserve Development (Prior Period Development)

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2021	$555	$164	$719
Prior Period Development from prior years recognized in 2020	$284	$(49)	$235
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 2Q21 and YTD 2021 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
Favorable Prior Period Development in 2Q21 decreased the consolidated benefit ratio by 80 basis points while unfavorable Prior Period Development in 2Q20 increased the consolidated benefit ratio by 30 basis points. Favorable Prior Period Development decreased the YTD 2021 ratio by 180 basis points and decreased the YTD 2020 consolidated benefit ratio by 60 basis points.
Consolidated operating expenses
The 2Q21 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 10.3 percent decreased 210 basis points from the 2Q20 ratio of 12.4 percent. The decrease was primarily related to the following factors:

•termination of the non-deductible HIF in 2021, which increased the consolidated GAAP operating cost ratio by approximately 150 basis points in 2Q20,
•the impact to the 2Q20 ratio as a result of a $150 million contribution to the Humana Foundation to support communities served by the company particularly those with social and health disparities,
•lower COVID-19 related administrative costs in 2Q21 compared to 2Q20; administrative costs in 2Q20 included costs associated with personal protective equipment, member response efforts, and the build-out of infrastructure necessary to support employees working remotely,
•scale efficiencies associated with growth in the company's Medicare Advantage membership, and
•operating cost efficiencies in 2Q21 driven by previously implemented productivity initiatives.
These factors were partially offset by continued strategic investments made to position the company for long-term success.
The YTD 2021 GAAP consolidated operating cost ratio of 10.0 percent decreased 180 basis points from 11.8 percent in YTD 2020. The decrease was primarily impacted by the same factors influencing the second quarter GAAP comparison. The non-deductible HIF increased the YTD 2020 consolidated GAAP operating cost ratio by approximately 160 basis points.
Balance sheet
•At June 30, 2021, the company had cash, cash equivalents, and investment securities of $18.03 billion, down approximately $220 million, or 1 percent, from $18.25 billion at March 31, 2021 primarily resulting from capital expenditures, acquisitions, the repayment of commercial paper, and cash dividends to shareholders, partially offset by the impact of operating cash flows and favorable fair value adjustments to the company's investments. Detailed changes are outlined in the company’s quarterly consolidated statement of cash flows on page S-6 of the statistical supplement included in this release.
•At June 30, 2021, cash and short-term investments held at the parent company of $1.27 billion increased approximately $723 million, or 132 percent, from $547 million at March 31, 2021. The sequential change primarily reflects dividends received from certain subsidiaries, along with an increase in non-regulated subsidiary earnings in the company's Healthcare Services segment. These increases were partially offset by capital expenditures, cash dividends to shareholders, and capital contributions to certain subsidiaries.
•Days in claims payable (DCP) of 45.0 days at June 30, 2021 was unchanged from March 31, 2021 but decreased 6.2 days from 51.2 days at June 30, 2020.
2Q20 DCP was impacted by the timing of benefits expense in 2Q20 which was meaningfully depressed early in the quarter before beginning to rebound. The depressed utilization in 2Q20 reduced the average benefit expense per day for the quarter, but did not have a comparable impact on reserves which were weighted to June 2020 when utilization reached its peak for the 2Q20 quarter. Depressed utilization in 2Q20 also led to higher provider surplus accruals related to the company's risk sharing arrangements.
Changes are outlined in the DCP rollforward on page S-18 of the statistical supplement included in this release.
•Debt-to-total capitalization at June 30, 2021 was 32.6 percent, down 130 basis points from 33.9 percent at March 31, 2021. The sequential decrease primarily resulted from the repayment of commercial paper and the impact of 2Q21 earnings.
The company’s long-term debt-to-total capitalization target of approximately 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility. At times, the company's debt-to-total capitalization will exceed this target due to the timing of share repurchases, debt issuance, and acquisitions, including, for example, the Kindred at Home transaction announced on April 27, 2021 that is expected to close in the third quarter of 2021.
Operating cash flows
•GAAP cash flows provided by operations of $360 million in 2Q21 compared to GAAP cash flows provided by operations of $3.07 billion in 2Q20, a decrease of $2.71 billion year over year. The decline primarily resulted from the negative impact of working capital items, including the significant COVID-19 impact to benefits payable in 2Q20 as a result of higher provider surplus accruals from the company’s risk sharing arrangements, as well as the delayed payment of estimated 2Q20 federal income taxes until the third quarter of 2020 in accordance with the CARES Act and the impact of lower earnings in 2Q21 compared to 2Q20.
•GAAP cash flows used in operations for YTD 2021 totaled $477 versus GAAP cash flows provided by operations of $3.54 billion for YTD 2020, a decrease of $4.01 billion year over year. The year-over-year decline resulted from the negative impact of working capital items and lower earnings in YTD 2021 compared to YTD 2020. The YTD 2021 cash flows were significantly impacted by changes to working capital levels, primarily as a result of prior year disruptions caused by COVID-19. These impacts include paying down claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support. The year-over-year YTD comparison further reflects the impact of the delayed payment of estimated 2Q20 federal income taxes until the third quarter of 2020.
Share repurchases
•In December 2020, the company entered into separate agreements with two third-party financial institutions to effect an aggregate $1.75 billion accelerated stock repurchase (ASR) program as part of the $3.00 billion repurchase program authorized by the Board of Directors on July 30, 2019. Under the terms of this program, which was completed in 2Q21, the company repurchased a total of approximately 4,366,500 of its outstanding shares at an average price of $400.78.
•The company did not complete any open-market share repurchase transactions during 2Q21.
•In February 2021, Humana's Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of February 18, 2024, replacing the previous $3.00 billion share repurchase authorization (of which approximately $250 million remained unused). As of July 27, 2021, the company had a remaining repurchase authorization of $3.00 billion.
Cash dividends
•The company paid cash dividends to its stockholders of $90 million in 2Q21 versus $83 million in 2Q20. Cash dividends of $173 million were paid to the company's stockholders during YTD 2021 compared to $156 million million in YTD 2020. The year-over-year quarter and YTD growth reflects increases in the per share dividend amounts, including the increase to $0.70 per share from $0.625 per share as approved by the company's Board of Directors in February 2021, as well as the increase to $0.625 per share from $0.55 per share approved in February 2020.

Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition prescription drug plan (PDP) program.

Retail segment revenues:
•The 2Q21 revenues for the Retail segment were $18.55 billion, an increase of $1.58 billion, or 9 percent, from $16.96 billion in 2Q20 primarily reflecting the following items:
◦individual Medicare Advantage and state-based contracts membership growth; and
◦higher per member individual Medicare Advantage premiums as a result of the improving CMS benchmark rate for 2021, net of MRA headwinds resulting from COVID-19 related utilization disruption in 2020.
These favorable items were partially offset by the decline in membership in the company's stand-alone PDP and group Medicare Advantage offerings.
•The YTD 2021 revenues for the Retail segment were $37.19 billion, up $3.47 billion, or 10 percent, from $33.72 billion in YTD 2020 primarily driven by the same factors impacting the quarterly comparison, as well as the impact of Medicare sequestration relief (not enacted until 2Q20) in the first quarter of 2021.
Retail segment enrollment:
•Individual Medicare Advantage membership was 4,341,600 as of June 30, 2021, a net increase of 464,400 or 12 percent, from 3,877,200 as of June 30, 2020, and up 378,900, or 10 percent, from 3,962,700 as of December 31, 2020. The increases were primarily due to membership additions associated with the most recent Annual Election Period (AEP) and Open Election Period (OEP) for Medicare beneficiaries, as well as the impact of Dual Eligible Special Need Plans (D-SNP) membership added as a result of the Independent Care Health Plan (iCare) acquisition in the first quarter of 2021. Membership growth was further impacted by continued enrollment resulting from special elections, age-ins, and D-SNP members following the respective OEPs.
The 2021 OEP sales period, which ran from January 1 to March 31, 2021, added approximately 36,000 members compared to the 2020 OEP that added approximately 30,000 members.
Individual Medicare Advantage membership includes 532,900 D-SNP members as of June 30, 2021, a net increase of 167,600, or 46 percent, from 365,300 as of June 30, 2020, and up 126,800, or 31 percent, from 406,100 as of December 31, 2020.
•Group Medicare Advantage membership was 557,300 as of June 30, 2021, a net decrease of 51,000, or 8 percent, from 608,300 at June 30, 2020, and down 55,900, or 9 percent, from 613,200 as of December 31, 2020. These anticipated decreases reflect the net loss of certain large accounts in January 2021, partially offset by continued growth in small group accounts.
•Membership in the company’s stand-alone PDP offerings was 3,653,100 as of June 30, 2021, a net decrease of 235,300, or 6 percent, from 3,888,400 as of June 30, 2020, and down 213,600, or 6 percent, from 3,866,700 as of December 31, 2020. These anticipated declines were primarily the result of the Walmart Value plan no longer being the low cost leader in 2021.
•State-based contracts and other membership (including dual-eligible demonstration members) was 877,300 as of June 30, 2021, a net increase of 188,100, or 27 percent, from 689,200 at June 30, 2020, and up 104,900, or 14 percent, from 772,400 at December 31, 2020. These increases primarily reflect the additional enrollment resulting from the economic downturn due to the COVID-19 pandemic, as well as the recently completed iCare acquisition in Wisconsin.

Retail segment benefits expense:
•The 2Q21 and YTD 2021 GAAP Retail segment benefit ratios of 87.0 percent and 87.3 percent, respectively, compared to the 2Q20 and YTD 2020 GAAP Retail segment benefit ratios of 78.3 percent and 82.4 percent, respectively. The year-over-year quarterly and YTD increases in the segment benefit ratio primarily reflect the following items:
◦the significant impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts in 2Q20, amid the COVID-19 pandemic,

◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products, and
◦the impact in 2Q21 and YTD 2021 associated with the competitive nature of the group Medicare Advantage business, particularly in large group accounts that were recently procured, as well as in the stand-alone PDP business.
These factors were partially offset by higher favorable Prior Period Development in 2021 as further described below.
Prior Period Development

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2021	$463	$156	$619
Prior Period Development from prior years recognized in 2020	$238	$(33)	$205
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 2Q21 and YTD 2021 as a result of the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
The Retail segment's favorable Prior Period Development in 2Q21 decreased the segment benefit ratio by 80 basis points compared to the unfavorable Prior Period Development in 2Q20 increasing the ratio by 20 basis points. Favorable Prior Period Development decreased the YTD 2021 ratio by 170 basis points while decreasing the YTD 2020 ratio by 60 basis points.
Retail segment operating costs:
•The Retail segment’s GAAP operating cost ratio of 8.3 percent in 2Q21 decreased 140 basis points from 9.7 percent in 2Q20. The year-over-year comparison was positively impacted by the following factors:
◦termination of the non-deductible HIF in 2021, which increased the 2Q20 Retail segment GAAP operating cost ratio by approximately 160 basis points,
◦lower COVID-19 related administrative costs in 2Q21 compared to 2Q20, as previously discussed,
◦scale efficiencies associated with growth in the company's individual Medicare Advantage membership, and
◦operating cost efficiencies in 2Q21 driven by previously implemented productivity initiatives.

These improvements were partially offset by continued strategic investments made to position the company for long-term success.
•The Retail segment's YTD 2021 GAAP operating cost ratio of 8.0 percent decreased 140 basis points from 9.4 percent in YTD 2020 primarily reflecting the same factors that impacted the year-over-year comparison for the second quarter. The non-deductible HIF impacted the segment's YTD 2020 operating cost ratio by approximately 160 basis points.
Retail segment results:

Retail segment earnings in millions	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$836	$1,989	$1,630	$2,674
Amortization associated with identifiable intangibles	4	4	8	8
Adjusted (non-GAAP)	$840	$1,993	$1,638	$2,682
•The year-over-year unfavorable comparison of GAAP segment earnings, for both quarter and YTD, resulted from the same factors that led to the segment's higher benefit ratio, partially offset by the segment's lower operating cost ratio.

Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.
Group and Specialty segment revenues:
•The 2Q21 revenues for the Group and Specialty segment were $1.72 billion, down $117 million, or 6 percent, year over year from $1.84 billion in 2Q20. This decrease was primarily due to the anticipated decline in the company's fully-insured group commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
•The YTD 2021 revenues for the Group and Specialty segment were $3.46 billion, down $245 million, or 7 percent, from $3.70 billion in YTD 2020 primarily reflecting the same factors that impacted the year-over-year second quarter comparison.
Group and Specialty segment enrollment:
•Group fully-insured commercial medical membership was 706,100 at June 30, 2021, a decrease of 114,700, or 14 percent, from 820,800 at June 30, 2020, and down 71,300, or 9 percent, from 777,400 at December 31, 2020. These declines reflect lower small group quoting activity and sales attributable to depressed economic activity from the COVID-19 pandemic, partially offset by higher retention of existing customers, particularly in larger groups. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 52 percent at June 30, 2021 compared to 54 percent at December 31, 2020 and 57 percent at June 30, 2020.
•Group ASO commercial medical membership was 497,800 at June 30, 2021, a decrease of 8,400, or 2 percent, from 506,200 at June 30, 2020, and down 7,100, or 1 percent, from 504,900 at December 31, 2020. Small group membership comprised 45 percent of group ASO medical membership at June 30, 2021, at December 31, 2020, and at June 30, 2020. Membership as of June 30, 2021 reflects intensified competition for small group accounts, partially offset by strong retention among large group accounts.

•Military services membership was 6,038,500 at June 30, 2021, an increase of 5,200 from 6,033,300 at June 30, 2020, and up 39,800, or 1 percent, from 5,998,700 at December 31, 2020. Membership includes military service members, retirees, and their families to whom the company is providing healthcare services under the current TRICARE East Region contract.
•Membership in specialty products(h) was 5,327,500 at June 30, 2021, a decrease of 17,400 from 5,344,900, at June 30, 2020, but up 17,200 from 5,310,300 at December 31, 2020. The year-over-year membership decline reflects the loss of dental and vision groups cross-sold with medical, as reflected in the loss of group fully-insured commercial medical membership described above, as well as the loss of certain groups with stand-alone dental and vision. The YTD increase in specialty membership resulted from higher vision membership partially offset by a decline in dental members. As previously discussed, both the year-over-year and YTD changes also reflect the impact of the economic downturn driven by the COVID-19 pandemic.
Group and Specialty segment benefits expense:
•The 2Q21 and YTD 2021 GAAP segment benefit ratios of 82.6 percent and 78.6 percent, respectively, compared to the 2Q20 and YTD 2020 GAAP segment benefit ratios of 67.0 percent and 73.1 percent, respectively. The year-over-year quarterly and YTD increases in the segment benefit ratio were primarily due to the following factors:
◦the significant impact of the deferral of non-essential care, net of COVID-19 treatment and testing costs and the company's pandemic relief efforts in 2Q20, amid the COVID-19 pandemic; and
◦the termination in 2021 of the non-deductible HIF which, along with a portion of the related tax benefit, was contemplated in the pricing and benefit design of the company's products.
These increases were partially offset by higher favorable Prior Period Development in the segment in 2021 as further described below, as well as deliberate pricing and benefit design efforts to increase profitability and position the commercial business for long-term success.
Prior Period Development

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First Quarter	Second Quarter	YTD
Prior Period Development from prior years recognized in 2021	$92	$8	$100
Prior Period Development from prior years recognized in 2020	$46	$(16)	$30
As anticipated, Humana experienced a higher level of favorable Prior Period Development in 2Q21 and YTD 2021 as a result of the suspension of certain financial recovery programs for a period of time in 2020. The suspension during 2020 was intended to provide financial and administrative relief for providers facing unprecedented strain as a result of the COVID-19 pandemic.
The Group and Specialty segment's favorable Prior Period Development in 2Q21 decreased the segment benefit ratio by 50 basis points compared to the unfavorable Prior Period Development in 2Q20 increasing the ratio by 100 basis points. Favorable Prior Period Development decreased the YTD 2021 ratio by 330 basis points while decreasing the YTD 2020 ratio by 90 basis points.
Group and Specialty segment operating costs:
•The Group and Specialty segment’s GAAP operating cost ratio was 23.9 percent in 2Q21, an increase of 10 basis points from 23.8 percent in 2Q20, primarily reflecting the continued strategic investments made to position the company for long-term success.

The impact of the strategic investments was partially offset by the following:
◦termination of the non-deductible HIF in 2021, which increased the 2Q20 Group and Specialty segment GAAP operating cost ratio by approximately 130 basis points,
◦lower COVID-19 related administrative costs in 2Q21 compared to 2Q20, as previously discussed, and
◦operating cost efficiencies in 2Q21 driven by previously implemented productivity initiatives.
•The Group and Specialty segment's GAAP operating cost ratio of 23.4 percent for YTD 2021 was unchanged from the YTD 2020 GAAP operating cost ratio. The year-over-year comparison reflects the same factors influencing the second quarter comparison. The non-deductible HIF impacted the segment's YTD 2020 operating cost ratio by approximately 130 basis points.
Group and Specialty segment results:

Group and Specialty segment earnings In millions	2Q21 (a)	2Q20 (b)	YTD 2021 (c)	YTD 2020 (d)
GAAP	$40	$287	$214	$392
Amortization associated with identifiable intangibles	1	1	2	2
Adjusted (non-GAAP)	$41	$288	$216	$394
•The unfavorable year-over-year GAAP segment earnings comparison, for both quarter and YTD, resulted from the same factors that led to the segment's higher benefit ratio.

Humana’s Healthcare Services Segment
This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health, including the company's non-consolidating minority interest investments in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.
Services offered by this segment are designed to enhance the healthcare experience overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.
Healthcare Services segment revenues:
•Revenues of $7.52 billion in 2Q21 for the Healthcare Services segment increased by $583 million, or 8 percent, from $6.94 billion in 2Q20. The year-over-year quarterly comparison was favorably impacted by the following factors:
◦the company's strong individual Medicare Advantage and state-based contracts membership growth; and
◦higher revenues associated with the company's provider business.
These factors were partially offset by the following:
◦loss of intersegment revenues associated with the decline in stand-alone PDP and group Medicare Advantage membership as previously discussed; and
◦the impact of increased pharmacy revenues in 2Q20 as a result of the company allowing early prescription refills to permit members to prepare for extended supply needs due to COVID-19 restrictions.

•YTD 2021 revenues for the Healthcare Services segment were $14.72 billion, an increase of $696 million, or 5 percent, from $14.03 billion in YTD 2020. The year-over-year increase was primarily due to the same factors affecting the year-over-year comparison for the second quarter, along with the favorable impact of additional pharmacy revenues associated with the Enclara Healthcare acquisition as YTD 2021 included six months of results compared YTD 2020 including only five months.
Healthcare Services segment operating costs:
•The Healthcare Services segment’s operating cost ratio of 95.8 percent in 2Q21 increased 70 basis points from the 2Q20 ratio of 95.1 percent. The year-over-year increase resulted from the following factors:

◦increased administrative costs in the pharmacy operations as a result of incremental spend to accelerate growth within the business,

◦additional shipping costs incurred in pharmacy operations to ensure members' timely receipt of prescriptions, and

◦increased utilization levels in the company's provider business in 2Q21 compared to depressed levels in 2Q20 amid the COVID-19 pandemic.

These increased costs were partially offset by the following factors:

◦the impact on the 2Q20 ratio associated with COVID-19 administrative related costs, including expenses associated with additional safety measures taken for the company's pharmacy, provider, and clinical teams who continued to provide services to members throughout the crisis; and

◦operational improvement in the company's provider services business, largely related to Conviva, along with operating cost efficiencies driven by previously implemented productivity initiatives in 2Q21.

•The Healthcare Services segment’s YTD 2021 operating cost ratio of 95.9 percent increased 30 basis points from 95.6 percent in YTD 2020 as a result of the same factors affecting the second quarter comparison, as well as the impact of pharmacy labor-related overtime costs due to weather disruptions occurring in the first quarter of 2021.
Healthcare Services segment operating statistics:
•Medicare Advantage and dual demonstration program membership enrolled in a Humana care management program(i) was 947,400 at June 30, 2021, up 5 percent from 901,000 at June 30, 2020 and up 4 percent from 910,600 at December 31, 2020. These increases were primarily driven by growth in Special Needs Plans (SNP) membership, partially offset by improved predictive modeling leading to a reduction in members being managed by legacy care management programs.
•Pharmacy script volume on an adjusted 30-day equivalent basis of 129 million for 2Q21 increased 11 percent compared to 116 million for 2Q20. Pharmacy script volume of 255 million for YTD 2021 increased 8 percent compared to 236 million for YTD 2020. Theses increases were primarily driven by higher individual Medicare Advantage and state-based contracts membership, partially offset by the decline in stand-alone PDP and group Medicare Advantage membership and the impact of early prescription refills in 2Q20 as members prepared for extended supply needs in response to COVID-19 restrictions.
•Mail-order penetration increased by 30 basis points to 30.1 percent in 2Q21 from 29.8 percent in 2Q20, while also increasing 30 basis points to 29.8 percent in YTD 2021 from 29.5 percent in YTD 2020. The improvement reflects the investments within pharmacy operations to drive mail-order penetration. Strong pharmacy volumes continue to highlight that members value the convenience and cost savings of mail-order delivery.

Healthcare Services segment results:

Healthcare Services segment results (in millions)	2Q21	2Q20	YTD 2021	YTD 2020
GAAP segment earnings	$311	$317	$580	$567
Depreciation and amortization expense	46	51	91	99
Interest and taxes	31	22	46	43
Adjusted EBITDA (e)	$388	$390	$717	$709
•The Healthcare Services segment’s 2Q21 GAAP segment earnings slightly decreased by $6 million, or 2 percent, to $311 million compared to GAAP segment earnings of $317 million in 2Q20. The decline resulted from the same factors that led to the segment's increased operating cost ratio in 2Q21, partially offset by higher earnings from Kindred at Home.
Adjusted EBITDA in 2Q21 for the Healthcare Services segment of $388 million was inline with the 2Q20 Adjusted EBITDA. The year-over-year comparison of Adjusted EBITDA primarily resulted from the same factors that impacted the quarterly GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
•The Healthcare Services segment’s GAAP segment earnings in YTD 2021 increased $13 million, or 2 percent, to $580 million compared to GAAP segment earnings of $567 million in YTD 2020 primarily reflecting improved operating performance in the provider business, as well as higher earnings from Kindred at Home in YTD 2021.
Adjusted EBITDA in YTD 2021 for the Healthcare Services segment of $717 million was up $8 million, or 1 percent, compared to Adjusted EBITDA of $709 million in YTD 2020. The favorable year-over-year comparison of Adjusted EBITDA primarily resulted from the same factors that impacted the YTD GAAP segment results comparison while excluding the impact of the factors detailed in the table above.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
All parties interested in the company’s 2Q21 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 2Q21 earnings call may be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 12:15 p.m. Eastern time on July 28, 2021 until 10:59 p.m. Eastern time on September 28, 2021 and can be accessed by dialing 855-859-2056 and providing the conference ID #1741749.
Footnotes
(a) 2Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $15 million pretax, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $419 million, or $2.49 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with pending Kindred at Home acquisition of approximately $22 million, or $0.13 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $63 million, or $0.37 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(b) 2Q20 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $22 million pretax, or $0.13 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $227 million, or $1.32 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(c) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $30 million pretax, or $0.18 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $534 million, or $3.18 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected in this release include consolidated pretax and EPS.
•Transaction and integration costs associated with pending Kindred at Home acquisition of approximately $22 million, or $0.13 per diluted common share; GAAP measure affected in this release include consolidated pretax, EPS, and the consolidated operating cost ratio.
•Change in fair market value of publicly-traded equity securities of $22 million, or $0.13 per diluted common share. Humana adjusts for the market gains and losses of its publicly-traded equity investments (primarily Oak Street Health, Inc.) each period because while investments are strategic decisions for the company, management's measure of performance is primarily focused on operational results rather than fair value of such investments. Also, management does not forecast changes in fair value of its equity investments. Accordingly, the company believes it is useful to adjust GAAP EPS for the market gains and losses of publicly-traded equity securities. GAAP measures affected in this release include consolidated pretax, EPS, and consolidated revenues.

(d) YTD 2020 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $43 million pretax, or $0.26 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).
•Put/call valuation adjustments of approximately $70 million, or $0.40 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected in this release include consolidated pretax and EPS.

(e) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from all lines of business within the segment. The Adjusted EBITDA also includes the impact of Humana’s 40 percent minority interest in Kindred at Home and the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers.

(f) FY 2021 Adjusted EPS projections exclude the following:
•Amortization expense for identifiable intangibles of $0.39 per diluted common share.
•Put/call valuation adjustments of $3.18 per diluted common share related to Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. FY 2021 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Estimated mark to market gain of approximately $7.73 per diluted common share associated with the company's existing 40 percent minority ownership of Kindred at Home; the gain will be recorded upon closing of the Kindred at Home transaction, which is anticipated in the third quarter of 2021.
•Estimated transaction and integration costs associated with pending Kindred at Home acquisition of approximately $0.31 per diluted common share.
•Change in the fair market value of equity securities of $0.13 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.

(g) FY 2020 Adjusted results exclude the following:
• Amortization expense for identifiable intangibles of $0.51 per diluted common share.
• Put/call valuation adjustments of $0.60 per diluted common share associated with Humana's non-consolidating minority interest investments.
• Change in fair market value of publicly-traded equity securities of $4.32 per diluted common share.
• Net adjustment of $3.35 per diluted common share, related to the receipt of unpaid risk corridor payments associated with the losses incurred by the company under the ACA business from 2014 to 2016 (previously written off).

(h) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

(i) Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt our operations or in the unintended dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.

•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

To the extent that the spread of COVID-19 is not contained, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, which may increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs. Humana may also experience increased costs or decreased revenues if, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19, Humana is unable to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving out of pocket costs for COVID-19 testing and treatment. Humana is also taking actions designed to help provide financial and administrative relief for the health care provider community. Such measures and any further steps taken by Humana, or governmental action, to continue to respond to and address the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), to provide further relief for the health care provider community, or in connection with the relaxation of stay-at-home and physical distancing orders and other restrictions on movement and economic activity, including the potential for widespread testing and therapeutic treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. Humana has transitioned a significant subset of its employee population to a remote work environment in an effort to mitigate the spread of COVID-19, as have a number of the company’s third-party service providers, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal information or proprietary or confidential information about the company or its members or other third-parties. The outbreak of COVID-19 has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic and its impact on Humana’s business, results of operations, financial position, and cash flows is uncertain, but such impacts could be material to the company’s business, results of operations, financial position and cash flows.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2020;
•Form 10-Q for the quarter ended March 31, 2021; and
•Form 8-Ks filed during 2021.
About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of July 28, 2021 (includes impact of Kindred at Home acquisition, expected to close in the third quarter of 2021)		Comments
Diluted earnings per common share (EPS)	GAAP	$24.97 to $25.47 (was $19.62 to $20.12)	• Non-GAAP adjustments noted in footnote (f).
	Adjustments	~($3.72) (was $1.63)
	Non-GAAP	$21.25 to $21.75 (no change)

Total revenues	Consolidated	$82.5 billion to $83.5 billion (was $80.3 billion to $81.9 billion)	• Consolidated and segment-level revenue projections include expected investment income. • Segment-level revenues include amounts that eliminate in consolidation.
	Retail segment	$73.5 billion to $74.3 billion (was $72.6 billion to $73.7 billion)
	Group and Specialty segment	$6.7 billion to $7.0 billion (was $6.6 billion to $7.1 billion)
	Healthcare Services segment	$31.2 billion to $32.0 billion (was $30.2 billion to $30.5 billion)

Change in year-end medical membership from prior year end
•Individual Medicare Advantage: Up ~425,000 to 475,000 (no change)
•Group Medicare Advantage: Down ~50,000 (no change)
•Medicare stand-alone PDP: Down ~300,000 (no change)
•State-based contracts: Up ~100,000 to ~125,000 (was Up ~50,000 to Up ~100,000)
•Group commercial medical: Down ~100,000 (no change)

•    State-based contracts include membership in Florida, Kentucky, Illinois, Wisconsin, and South Carolina. Guidance assumes the extension of the Public Health Emergency remains in effect through the end of 2021.
•    Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio	Retail segment	87.5% to 88.5% (no change)	• Ratio calculation: benefits expense as a percent of premiums revenues.
	Group and Specialty segment	82.7% to 83.2% ( was 83.2% to 83.7%)

Consolidated operating cost ratio	GAAP: 11.8% to 12.3% (was 10.0% to 11.0%) Adjusted: 11.7% to 12.2% (was 10.0% to 11.0%)		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2021 Projections As of July 28, 2021 (includes impact of Kindred at Home acquisition, expected to close in the third quarter of 2021)		Comments
Segment results	Retail segment earnings	$2.1 billion to $2.3 billion (no change)	• No material impact to segment earnings anticipated from non-GAAP adjustments.
	Group and Specialty segment earnings	$100 million to $150 million (was $75 million to $125 million)
	Healthcare Services Adjusted EBITDA	$1.50 billion to $1.55 billion (was $1.45 billion to $1.5 billion)

Effective tax rate	GAAP: 16.2% to 16.8% (was 22.1% to 22.7%) Adjusted: 22.1% to 22.7% (no change)		•GAAP rate reflects the impact of a non-taxable mark to market gain associated with the company's existing 40 percent minority ownership of Kindred at Home (expected in third quarter of 2021)

Weighted average share count for diluted EPS	128.6 million to 129.6 million (no change)

Cash flows from operations	$4.0 billion to $4.5 billion (no change)

Capital expenditures	$1.1 billion to $1.2 billion (no change)

Humana Inc.
Statistical Schedules
And
Supplementary Information
2Q21 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 2Q21 Earnings Release
Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income (S-3 - S-4)
2.	Consolidated Balance Sheets (S-5)
3.	Consolidated Statements of Cash Flows (S-6- S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter (S-8 - S-9)
5.	Consolidating Statements of Income - YTD (S-10 - S-11)
6.	Ending Membership Detail (S-12)
7.	Premiums and Services Revenue Detail (S-13 - S-14)
8.	Healthcare Services Segment and Provider Partner Metrics (S-15)
9.	Healthcare Services Segment Metrics (S-16)
Balance Sheet Detail
10.	Benefits Payable Detail and Statistics (S-17 - S-18)
Footnotes (S-19)

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended June 30,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$19,978	$18,556	$1,422	7.7%
Services	491	450	41	9.1%
Investment income	176	77	99	128.6%
Total revenues	20,645	19,083	1,562	8.2%
Operating expenses:
Benefits	17,149	14,175	2,974	21.0%
Operating costs	2,116	2,354	(238)	-10.1%
Depreciation and amortization	144	119	25	21.0%
Total operating expenses	19,409	16,648	2,761	16.6%
Income from operations	1,236	2,435	(1,199)	-49.2%
Interest expense	79	76	3	3.9%
Other expense (income), net (A)	419	(227)	646	284.6%
Income before income taxes and equity in net earnings	738	2,586	(1,848)	-71.5%
Provision for income taxes	183	783	(600)	-76.6%
Equity in net earnings (B)	33	25	8	32.0%
Net income	$588	$1,828	$(1,240)	-67.8%
Basic earnings per common share	$4.57	$13.83	$(9.26)	-67.0%
Diluted earnings per common share	$4.55	$13.75	$(9.20)	-66.9%
Shares used in computing basic earnings per common share (000’s)	128,692	132,248
Shares used in computing diluted earnings per common share (000’s)	129,387	133,023

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the six months ended June 30,
			Dollar	Percentage
	2021	2020	Change	Change
Revenues:
Premiums	$40,102	$36,918	$3,184	8.6%
Services	957	874	83	9.5%
Investment income	254	226	28	12.4%
Total revenues	41,313	38,018	3,295	8.7%
Operating expenses:
Benefits	34,445	29,804	4,641	15.6%
Operating costs	4,123	4,471	(348)	-7.8%
Depreciation and amortization	286	234	52	22.2%
Total operating expenses	38,854	34,509	4,345	12.6%
Income from operations	2,459	3,509	(1,050)	-29.9%
Interest expense	147	136	11	8.1%
Other expense, net (A)	534	70	464	662.9%
Income before income taxes and equity in net earnings	1,778	3,303	(1,525)	-46.2%
Provision for income taxes	416	1,035	(619)	-59.8%
Equity in net earnings (B)	54	33	21	63.6%
Net income	$1,416	$2,301	$(885)	-38.5%
Basic earnings per common share	$11.00	$17.41	$(6.41)	-36.8%
Diluted earnings per common share	$10.94	$17.31	$(6.37)	-36.8%
Shares used in computing basic earnings per common share (000’s)	128,811	132,192
Shares used in computing diluted earnings per common share (000’s)	129,469	132,917

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	June 30,	December 31,	Year-to-Date Change
	2021	2020	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$3,378	$4,673
Investment securities	13,471	12,554
Receivables, net	2,438	1,138
Other current assets	6,503	5,276
Total current assets	25,790	23,641	$2,149	9.1%
Property and equipment, net	2,690	2,371
Long-term investment securities	1,182	1,212
Goodwill	4,914	4,447
Equity method investments	1,240	1,170
Other long-term assets	2,254	2,128
Total assets	$38,070	$34,969	$3,101	8.9%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$8,485	$8,143
Trade accounts payable and accrued expenses	4,898	4,013
Book overdraft	236	320
Unearned revenues	323	318
Short-term debt	1,109	600
Total current liabilities	15,051	13,394	$1,657	12.4%
Long-term debt	6,063	6,060
Other long-term liabilities	2,113	1,787
Total liabilities	23,227	21,241	$1,986	9.3%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,648,742 issued at June 30, 2021	33	33
Capital in excess of par value	3,018	2,705
Retained earnings	21,751	20,517
Accumulated other comprehensive income	216	391
Treasury stock, at cost, 70,144,078 shares at June 30, 2021	(10,175)	(9,918)
Total stockholders’ equity	14,843	13,728	$1,115	8.1%
Total liabilities and stockholders’ equity	$38,070	$34,969	$3,101	8.9%
Debt-to-total capitalization ratio	32.6%	32.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended June 30,
			Dollar	Percentage
	2021	2020	Change	Change
Cash flows from operating activities
Net income	$588	$1,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	155	128
Amortization	15	22
Gains on investment securities, net	(76)	(2)
Equity in net earnings	(33)	(25)
Stock-based compensation	45	46
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(236)	(232)
Other assets	216	(654)
Benefits payable	(166)	890
Other liabilities	(150)	1,064
Unearned revenues	(2)	(8)
Other, net	4	10
Net cash provided by operating activities	360	3,067	($2,707)	-88.3%
Cash flows from investing activities
Acquisitions, net of cash acquired	(202)	—
Purchases of property and equipment, net	(329)	(226)
Purchases of investment securities	(1,587)	(3,005)
Maturities of investment securities	935	910
Proceeds from sales of investment securities	468	669
Net cash used in investing activities	(715)	(1,652)	$937	56.7%
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	168	(185)
Repayment of commercial paper, net	(95)	(177)
Debt issue costs	(21)	—
Change in book overdraft	(107)	140
Common stock repurchases	(3)	(8)
Dividends paid	(90)	(83)
Proceeds from stock option exercises and other	4	7
Net cash used in financing activities	(144)	(306)	$162	-52.9%
(Decrease) increase in cash and cash equivalents	(499)	1,109
Cash and cash equivalents at beginning of period	3,877	6,054
Cash and cash equivalents at end of period	$3,378	$7,163

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the six months ended June 30,		Dollar	Percent
	2021	2020	Change	Change
Cash flows from operating activities
Net income	$1,416	$2,301
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	308	252
Amortization	30	43
Gains on investment securities, net	(86)	(51)
Equity in net earnings	(54)	(33)
Stock-based compensation	84	82
Benefit for deferred income taxes	—	(3)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	(1,285)	(1,185)
Other assets	(879)	(2,124)
Benefits payable	300	1,976
Other liabilities	(301)	2,267
Unearned revenues	5	19
Other, net	(15)	(3)
Net cash (used in) provided by operating activities	(477)	3,541	($4,018)	-113.5%
Cash flows from investing activities
Acquisitions, net of cash acquired	(325)	(709)
Purchases of property and equipment, net	(619)	(418)
Purchases of investment securities	(5,307)	(5,464)
Maturities of investment securities	1,627	1,645
Proceeds from sales of investment securities	2,421	2,084
Net cash used in investing activities	(2,203)	(2,862)	$659	-23.0%
Cash flows from financing activities
Receipts from contract deposits, net	1,183	389
Proceeds from the issuance of commercial paper, net	508	21
Proceeds from issuance of senior notes, net	—	1,088
Proceeds from issuance of term loan	—	1,000
Debt issue costs	(21)	—
Change in book overdraft	(84)	85
Common stock repurchases	(33)	(25)
Dividends paid	(173)	(156)
Proceeds from stock option exercises and other	5	28
Net cash provided by financing activities	1,385	2,430	($1,045)	-43.0%
(Decrease) increase in cash and cash equivalents	(1,295)	3,109
Cash and cash equivalents at beginning of period	4,673	4,054
Cash and cash equivalents at end of period	$3,378	$7,163

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,585	$—	$—	$—	$14,585
Group Medicare Advantage	1,775	—	—	—	1,775
Medicare stand-alone PDP	662	—	—	—	662
Total Medicare	17,022	—	—	—	17,022
Fully-insured	182	1,078	—	—	1,260
Specialty	—	432	—	—	432
Medicaid and other (C)	1,264	—	—	—	1,264
Total premiums	18,468	1,510	—	—	19,978
Services revenue:
Provider	—	—	122	—	122
ASO and other (D)	12	194	—	—	206
Pharmacy	—	—	163	—	163
Total services revenue	12	194	285	—	491
Total revenues—external customers	18,480	1,704	285	—	20,469
Intersegment revenues
Services	—	10	4,977	(4,987)	—
Products	—	—	2,261	(2,261)	—
Total intersegment revenues	—	10	7,238	(7,248)	—
Investment income	65	4	1	106	176
Total revenues	18,545	1,718	7,524	(7,142)	20,645
Operating expenses:
Benefits	16,068	1,247	—	(166)	17,149
Operating costs	1,533	409	7,205	(7,031)	2,116
Depreciation and amortization	108	22	41	(27)	144
Total operating expenses	17,709	1,678	7,246	(7,224)	19,409
Income from operations	836	40	278	82	1,236
Interest expense	—	—	—	79	79
Other expense, net (A)	—	—	—	419	419
Income (loss) before income taxes and equity in net earnings	836	40	278	(416)	738
Equity in net earnings (B)	—	—	33	—	33
Segment earnings (loss)	$836	$40	$311	$(416)	$771
Benefit ratio	87.0%	82.6%			85.8%
Operating cost ratio	8.3%	23.9%	95.8%		10.3%

Humana Inc.
Consolidating Statements of Income—For the three months ended June 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$13,005	$—	$—	$—	$13,005
Group Medicare Advantage	1,976	—	—	—	1,976
Medicare stand-alone PDP	731	—	—	—	731
Total Medicare	15,712	—	—	—	15,712
Fully-insured	169	1,208	—	—	1,377
Specialty	—	425	—	—	425
Medicaid and other (C)	1,042	—	—	—	1,042
Total premiums	16,923	1,633	—	—	18,556
Services revenue:
Provider	—	—	105	—	105
ASO and other (D)	6	192	—	—	198
Pharmacy	—	—	147	—	147
Total services revenue	6	192	252	—	450
Total revenues—external customers	16,929	1,825	252	—	19,006
Intersegment revenues
Services	—	6	4,712	(4,718)	—
Products	—	—	1,977	(1,977)	—
Total intersegment revenues	—	6	6,689	(6,695)	—
Investment income	32	4	—	41	77
Total revenues	16,961	1,835	6,941	(6,654)	19,083
Operating expenses:
Benefits	13,251	1,094	—	(170)	14,175
Operating costs	1,638	435	6,603	(6,322)	2,354
Depreciation and amortization	83	19	46	(29)	119
Total operating expenses	14,972	1,548	6,649	(6,521)	16,648
Income (loss) from operations	1,989	287	292	(133)	2,435
Interest expense	—	—	—	76	76
Other income, net (A)	—	—	—	(227)	(227)
Income before income taxes and equity in net earnings	1,989	287	292	18	2,586
Equity in net earnings (B)	—	—	25	—	25
Segment earnings	$1,989	$287	$317	$18	$2,611
Benefit ratio	78.3%	67.0%			76.4%
Operating cost ratio	9.7%	23.8%	95.1%		12.4%

Humana Inc.
Consolidating Statements of Income—For the six months ended June 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$29,400	$—	$—	$—	$29,400
Group Medicare Advantage	3,530	—	—	—	3,530
Medicare stand-alone PDP	1,326	—	—	—	1,326
Total Medicare	34,256	—	—	—	34,256
Fully-insured	360	2,177	—	—	2,537
Specialty	—	866	—	—	866
Medicaid and other (C)	2,443	—	—	—	2,443
Total premiums	37,059	3,043	—	—	40,102
Services revenue:
Provider	—	—	237	—	237
ASO and other (D)	17	384	—	—	401
Pharmacy	—	—	319	—	319
Total services revenue	17	384	556	—	957
Total revenues—external customers	37,076	3,427	556	—	41,059
Intersegment revenues
Services	—	20	9,751	(9,771)	—
Products	—	—	4,413	(4,413)	—
Total intersegment revenues	—	20	14,164	(14,184)	—
Investment income	117	8	2	127	254
Total revenues	37,193	3,455	14,722	(14,057)	41,313
Operating expenses:
Benefits	32,367	2,392	—	(314)	34,445
Operating costs	2,984	806	14,115	(13,782)	4,123
Depreciation and amortization	212	43	81	(50)	286
Total operating expenses	35,563	3,241	14,196	(14,146)	38,854
Income from operations	1,630	214	526	89	2,459
Interest expense	—	—	—	147	147
Other expense, net (A)	—	—	—	534	534
Income (loss) before income taxes and equity in net earnings	1,630	214	526	(592)	1,778
Equity in net earnings (B)	—	—	54	—	54
Segment earnings (loss)	$1,630	$214	$580	$(592)	$1,832
Benefit ratio	87.3%	78.6%			85.9%
Operating cost ratio	8.0%	23.4%	95.9%		10.0%

Consolidating Statements of Income—For the six months ended June 30, 2020
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$25,799	$—	$—	$—	$25,799
Group Medicare Advantage	3,987	—	—	—	3,987
Medicare stand-alone PDP	1,486	—	—	—	1,486
Total Medicare	31,272	—	—	—	31,272
Fully-insured	332	2,437	—	—	2,769
Specialty	—	854	—	—	854
Medicaid and other (C)	2,023	—	—	—	2,023
Total premiums	33,627	3,291	—	—	36,918
Services revenue:
Provider	—	—	209	—	209
ASO and other (D)	10	387	—	—	397
Pharmacy	—	—	268	—	268
Total services revenue	10	387	477	—	874
Total revenues—external customers	33,637	3,678	477	—	37,792
Intersegment revenues
Services	—	13	9,662	(9,675)	—
Products	—	—	3,887	(3,887)	—
Total intersegment revenues	—	13	13,549	(13,562)	—
Investment income	86	9	—	131	226
Total revenues	33,723	3,700	14,026	(13,431)	38,018
Operating expenses:
Benefits	27,715	2,405	—	(316)	29,804
Operating costs	3,170	864	13,403	(12,966)	4,471
Depreciation and amortization	164	39	89	(58)	234
Total operating expenses	31,049	3,308	13,492	(13,340)	34,509
Income (loss) from operations	2,674	392	534	(91)	3,509
Interest expense	—	—	—	136	136
Other expense, net (A)	—	—	—	70	70
Income (loss) before income taxes and equity in net earnings	2,674	392	534	(297)	3,303
Equity in net earnings (B)	—	—	33	—	33
Segment earnings (loss)	$2,674	$392	$567	$(297)	$3,336
Benefit ratio	82.4%	73.1%			80.7%
Operating cost ratio	9.4%	23.4%	95.6%		11.8%

Humana Inc.
Ending Membership Detail
In thousands

				Year-over-Year Change			Year to Date Change
	June 30, 2021	Average 2Q21	June 30, 2020	Amount	Percent	December 31, 2020	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,341.6	4,323.5	3,877.2	464.4	12.0%	3,962.7	378.9	9.6%
Group Medicare Advantage	557.3	556.9	608.3	(51.0)	-8.4%	613.2	(55.9)	-9.1%
Total Medicare Advantage	4,898.9	4,880.4	4,485.5	413.4	9.2%	4,575.9	323.0	7.1%
Medicare stand-alone PDP	3,653.1	3,654.5	3,888.4	(235.3)	-6.1%	3,866.7	(213.6)	-5.5%
Total Medicare	8,552.0	8,534.9	8,373.9	178.1	2.1%	8,442.6	109.4	1.3%
State-based contracts and other (E)	877.3	868.1	689.2	188.1	27.3%	772.4	104.9	13.6%
Medicare Supplement	330.4	329.8	324.6	5.8	1.8%	335.6	(5.2)	-1.5%
Total Retail	9,759.7	9,732.8	9,387.7	372.0	4.0%	9,550.6	209.1	2.2%
Group and Specialty
Fully-insured commercial medical	706.1	711.7	820.8	(114.7)	-14.0%	777.4	(71.3)	-9.2%
ASO commercial	497.8	499.5	506.2	(8.4)	-1.7%	504.9	(7.1)	-1.4%
Military services	6,038.5	6,045.0	6,033.3	5.2	0.1%	5,998.7	39.8	0.7%
Total Group and Specialty	7,242.4	7,256.2	7,360.3	(117.9)	-1.6%	7,281.0	(38.6)	-0.5%
Total Medical Membership	17,002.1	16,989.0	16,748.0	254.1	1.5%	16,831.6	170.5	1.0%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (F)	2,578.0	2,576.0	2,627.8	(49.8)	-1.9%	2,617.6	(39.6)	-1.5%
Dental—ASO	277.1	278.0	284.2	(7.1)	-2.5%	284.9	(7.8)	-2.7%
Vision	2,067.5	2,068.9	2,030.7	36.8	1.8%	2,005.5	62.0	3.1%
Other supplemental benefits (G)	404.9	405.1	402.2	2.7	0.7%	402.3	2.6	0.6%
Total Specialty Membership	5,327.5	5,328.0	5,344.9	(17.4)	-0.3%	5,310.3	17.2	0.3%

	June 30, 2021	Member Mix June 30, 2021	June 30, 2020	Member Mix June 30, 2020
Individual Medicare Advantage Membership
HMO	2,573.2	59%	2,295.6	59%
PPO/PFFS	1,768.4	41%	1,581.6	41%
Total Individual Medicare Advantage (H)	4,341.6	100%	3,877.2	100%
Individual Medicare Advantage Membership
Shared Risk (I)	1,386.8	32%	1,200.4	31%
Path to Risk (J)	1,527.5	35%	1,351.9	35%
Total Value-based	2,914.3	67%	2,552.3	66%
Other	1,427.3	33%	1,324.9	34%
Total Individual Medicare Advantage	4,341.6	100%	3,877.2	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended June 30,				Per Member per Month (M) For the three months ended June 30,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$14,585	$13,005	$1,580	12.1%	$1,124	$1,122
Group Medicare Advantage	1,775	1,976	(201)	-10.2%	1,062	1,084
Medicare stand-alone PDP	662	731	(69)	-9.4%	60	63
State-based contracts and other (C)	1,264	1,042	222	21.3%	485	518
Medicare Supplement	182	169	13	7.7%	184	175
Other services	12	6	6	100.0%
Total Retail	18,480	16,929	1,551	9.2%
Group and Specialty
Fully-insured commercial medical	1,078	1,208	(130)	-10.8%	505	488
Specialty (K)	432	425	7	1.6%	29	28
Commercial ASO & other services (D)	80	78	2	2.6%
Military services (L)	124	120	4	3.3%
Total Group and Specialty	1,714	1,831	(117)	-6.4%
Healthcare Services
Pharmacy solutions	6,621	6,124	497	8.1%
Provider services	739	654	85	13.0%
Clinical programs	163	163	—	—%
Total Healthcare Services	7,523	6,941	582	8.4%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the six months ended June 30,				Per Member per Month (M) For the six months ended June 30,
			Dollar	Percentage
	2021	2020	Change	Change	2021	2020
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$29,400	$25,799	$3,601	14.0%	$1,139	$1,118
Group Medicare Advantage	3,530	3,987	(457)	-11.5%	1,056	1,097
Medicare stand-alone PDP	1,326	1,486	(160)	-10.8%	60	63
State-based contracts and other (C)	2,443	2,023	420	20.8%	480	525
Medicare Supplement	360	332	28	8.4%	182	175
Other services	17	10	7	70.0%
Total Retail	37,076	33,637	3,439	10.2%
Group and Specialty
Fully-insured commercial medical	2,177	2,437	(260)	-10.7%	504	480
Specialty (K)	866	854	12	1.4%	29	28
Commercial ASO & other services (D)	158	159	(1)	-0.6%
Military services (L)	246	241	5	2.1%
Total Group and Specialty	3,447	3,691	(244)	-6.6%
Healthcare Services
Pharmacy solutions	12,994	12,385	609	4.9%
Provider services	1,416	1,306	110	8.4%
Clinical programs	310	335	(25)	-7.5%
Total Healthcare Services	14,720	14,026	694	4.9%

Humana Inc.
Healthcare Services Segment and Provider Partner Metrics

	June 30, 2021	June 30, 2020	Difference		December 31, 2020	Difference
Primary Care Providers:
Shared Risk (I)
Proprietary	1,000	1,000	—	—%	900	100	11.1%
Contracted	26,500	21,900	4,600	21.0%	23,000	3,500	15.2%
Path to Risk (J)	45,800	43,600	2,200	5.0%	43,900	1,900	4.3%
Total Value-based	73,300	66,500	6,800	10.2%	67,800	5,500	8.1%

Care Management Statistics:
Members enrolled in a Humana care management program (N)	947,400	901,000	46,400	5.1%	910,600	36,800	4.0%
Number of high-risk discharges enrolled in a post-discharge care management program (O)	68,800	68,200	600	0.9%	73,600	(4,800)	-6.5%

Primary Care Centers (P)	As of June 30, 2021
	Centers	Primary Care Providers	Patients Served
Humana's Care Delivery Subsidiaries	172	730	268,500
Joint Venture and Alliance Provider Partners	167	310

Humana Inc.
Healthcare Services Segment Metrics
Script volume in thousands

	For the three months ended June 30, 2021	For the three months ended June 30, 2020	Year-over-Year Difference		For the three months ended March 31, 2021	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.4%	0.1%		91.5%	—%
Group and Specialty	88.5%	87.6%	0.9%		88.7%	-0.2%
Mail-Order Penetration
Retail	30.1%	29.8%	0.3%		29.5%	0.6%
Group and Specialty	6.2%	6.0%	0.2%		6.5%	-0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (Q)	129,000	116,300	12,700	10.9%	125,500	3,500	2.8%

	For the six months ended June 30, 2021	For the six months ended June 30, 2020	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.7%	-0.2%
Group and Specialty	88.6%	87.9%	0.7%
Mail-Order Penetration
Retail	29.8%	29.5%	0.3%
Group and Specialty	6.1%	5.9%	0.2%
			Difference	Percentage Change
Script volume (Q)	254,500	236,400	18,100	7.7%

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in millions

	For the six months ended June 30, 2021	For the six months ended June 30, 2020	For the year ended December 31, 2020
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$8,143	$6,004	$6,004
Less: Reinsurance recoverables (R)	—	(68)	(68)
Beginning balance, net of reinsurance recoverable	8,143	5,936	5,936
Acquisitions	42	—	—
Incurred related to:
Current year	35,164	30,039	61,941
Prior years (S)	(719)	(235)	(313)
Total incurred	34,445	29,804	61,628
Paid related to:
Current year	(27,556)	(22,665)	(54,003)
Prior years	(6,589)	(5,098)	(5,418)
Total paid	(34,145)	(27,763)	(59,421)
Reinsurance recoverables (R)	—	3	—
Ending balance	$8,485	$7,980	$8,143

Humana Inc.
Benefits Payable Statistics (Continued) (T)
Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
6/30/2020	51.2	11.3	28.3%
9/30/2020	48.4	5.6	13.1%
12/31/2020	46.2	5.8	14.4%
3/31/2021	45.0	3.7	9.0%
6/30/2021	45.0	(6.2)	-12.1%

Change in Days in Claims Payable (U)	1Q 2021	2Q 2021	YTD 2021	2Q 2020	Last Twelve Months
DCP—beginning of period	46.2	45.0	46.2	41.3	51.2
Components of change in DCP:
Provider accruals (V)	(0.9)	0.4	(0.5)	7.0	(4.3)
Medical fee-for-service (W)	(1.1)	0.1	(1.0)	2.4	(2.0)
Pharmacy (X)	1.0	(0.3)	0.7	(0.2)	0.3
Processed claims inventory (Y)	—	(0.2)	(0.2)	0.6	0.1
Other (Z)	(0.2)	—	(0.2)	0.1	(0.3)
DCP—end of period	45.0	45.0	45.0	51.2	45.0
Total change from beginning of period	(1.2)	—	(1.2)	9.9	(6.2)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
2Q21 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(E)Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(F)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(G)Other supplemental benefits include group life policies.
(H)Members and plans connected to Humana's recent Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(I)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(J)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(K)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(L)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(M)Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(N)Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs. In addition, the members in the HCCP program may receive varying levels of care management based on their health status and needs, ranging from active care management to ongoing monitoring.
(O)Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(P)Humana's care delivery subsidiaries include Conviva and CenterWell Senior Primary Care. The centers, primary care providers, and patients served counts include (i) the operations of our medical center business through both employed physicians and care providers, and through third party management service organizations and professional groups with whom we contract to arrange for and manage certain clinical services, (ii) clinics and operations managed by CenterWell Senior Primary Care in connection with a strategic partnership with Welsh, Carson, Anderson & Stowe, and (iii) those associated with MSO/IPA relationships with Conviva.
(Q)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(R)Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(S)Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(T)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(U)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(V)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(W)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(X)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.